Exhibit 99.1

For more information:

Charlie Schafer, President and Chief Financial Officer

Revolution Lighting Technologies, Inc.

(T): 203-504-1100

REVOLUTION LIGHTING TECHNOLOGIES, INC. ANNOUNCES $ 5 MILLION INVESTMENT

CHARLOTTE, N.C., February 20, 2013 /PRNewswire/ — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT), a leader in advanced LED lighting technology, announces the receipt of an additional $5 million investment from an affiliate of Aston Capital LLC. The investment will be in the form of convertible preferred stock and will be used to fund recent customer orders as well as to fund future growth.

“I am encouraged by our progress in converting our growing sales pipeline into executable customer orders. We expect this trend to continue as we assist our customers in evaluating the significant benefits of efficient LED lighting systems,” stated Robert V. LaPenta, Chairman of Revolution Lighting Technologies, Inc.

“We are on track with operational improvements that will result in a more cost effective, efficient organization that will best serve our stakeholders. Our sales and distribution platform is well positioned to take advantage of the increased adoption the market is experiencing,” said Charlie Schafer, Revolution’s President and Chief Financial Officer.

The $5 million investment contemplated will be derived from the sale of a new convertible preferred stock to RVL Holdings, an entity managed by Aston Capital, LLC and controlled by Robert V. LaPenta. The preferred stock will be convertible into common stock at a price of $1.17 per share and carry a 5% annual dividend payable in cash or stock. The transaction is expected to close on February 21, 2013 and is subject to the satisfaction of certain conditions which the Company anticipates will be satisfied. The Company will provide a more detailed description of the terms and conditions of the transaction in a Current Report on Form 8-K to be filed with the SEC.

For more information, please visit the Revolution Lighting Technologies, Inc. web site at www.rvlti.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including the satisfaction of closing conditions prior to the consummation of the acquisition of Seesmart and the anticipated benefits of such acquisition. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.